Exhibit 99.2

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO sjanusek@reddyice.com
800-683-4423

REDDY ICE ANNOUNCES PLANS FOR
RETIREMENT OF WILLIAM P. BRICK, EXECUTIVE CHAIRMAN

MARCH 10, 2009 - DALLAS, TEXAS — Reddy Ice Holdings, Inc. (NYSE:FRZ) (“Reddy Ice” or the “Company”) announced today that William P. Brick, the Company’s Executive Chairman, will retire as an employee of the Company at the time of the Company’s next annual meeting of stockholders, which is expected to be held in May 2009.  Mr. Brick has served as Executive Chairman since June 2008, when Gilbert M. Cassagne was named President and Chief Executive Officer of the Company.  Previously, Mr. Brick served as Chief Executive Officer and President on an interim basis from December 2007 to June 2008, as Executive Chairman from May 2007 to December 2007 and as Chief Executive Officer of the Company and its predecessors from April 2001 to May 2007.  Mr. Brick has also served as Chairman of the Board of Directors of the Company and its predecessors since June 2001.

Following his retirement as an employee of the Company, Mr. Brick will serve as a consultant to the Company for the remainder of 2009, assisting Mr. Cassagne with strategic projects and corporate initiatives.  Mr. Brick is expected to continue to serve as a member of the Company’s Board of Directors.  Mr. Cassagne is expected to be named as Chairman of the Board of Directors following the Company’s next annual meeting of stockholders.

“On behalf of the entire Reddy Ice team, I want to thank Bill for his long service to the Company,” noted Mr. Cassagne.  “More personally, I also want to thank Bill for his assistance and counsel in the transition since my appointment as Chief Executive Officer.  He has offered valuable experience and knowledge, and we look forward to his continuing role.”

“Although I am retiring as an employee, I look forward to the opportunity to continue serving the Company and its stockholders,” commented Mr. Brick.  “In particular, I look forward to assisting Gil Cassagne and the Company’s leadership team as they execute on their plans for the Company’s future.”

About the Company

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

Forward Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.